FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
James Stawski	Brian Crenshaw
704-319-1189	704-319-1942
jstawski@uslec.com	bcrenshaw@uslec.com
US LEC ACHIEVES OVER $95 MILLION IN REVENUE
AND GROWS EBITDA TO OVER $12 MILLION IN SECOND QUARTER OF 2005

END CUSTOMER REVENUE FOR THE QUARTER ENDED JUNE 30, 2005 CONTINUES TO BE
STRONG WITH 17% GROWTH YEAR OVER YEAR
Charlotte, N.C. (July 28, 2005) –– US LEC Corp. (Nasdaq: CLEC), a leading telecommunications carrier serving businesses and enterprise organizations throughout the Eastern United States, today announced strong results for the second quarter and six months ending June 30, 2005. The second quarter was highlighted by:
•	Achieving total revenue of $95.3 million, a $3.7 million increase over the second quarter of 2004

•	Reaching end customer revenue of $81.4 million, an increase of almost $12.0 million or 17%, compared with the same period last year

•	Growing data revenue to $29.5 million, accounting for 31% of total revenue

•	Achieving EBITDA of $12.2 million, a 13% EBITDA margin for the quarter (see definition and reconciliation of EBITDA to net cash flow from operations below)

•	Expanding the Company’s business class customer base to over 24,000 and its data customer base to over 17,000 – 71% of US LEC’s business class customers selecting one or more data products

•	Continuing the roll out of US LEC’s advanced IP data product set with the introduction of metro Multi-Protocol Label Switching Virtual Private Network (MPLS VPN) service and enhancing our Dynamic TSM integrated voice and broadband Internet product to allow direct IP peering with IP PBXs using Session Initiated Protocol (SIP)

•	Offering its business class customers state-of-the-art online data backup and recovery solutions

•	Expanding its full suite of voice, data and Internet services into northern New Jersey, White Plains, New York and Westchester County, New York and introducing our Dynamic TSM product line to the greater Philadelphia market
     Revenues for the quarter ended June 30, 2005, were $95.3 million, compared with $91.6 million for the quarter ended June 30, 2004, and $93.5 million reported in the first quarter of 2005. For the three months ended June 30, 2005, end customer revenue increased 17% to $81.4 million from $69.4 million in the same period of 2004. The Company reported a net loss attributable to common stockholders of ($8.9) million, or ($0.30) per share, on 30.3 million weighted average shares outstanding for the quarter ended June 30, 2005, compared with net loss attributable to common stockholders of ($5.1) million, or ($0.17) per share, on 29.9 million weighted average shares outstanding for the quarter ended June 30, 2004. EBITDA for the second quarter was $12.2 million, compared to EBITDA of $12.9 million in the second quarter of 2004, and EBITDA of $11.9 million in the first quarter of 2005.
     Revenues for the six months ended June 30, 2005 were $188.9 million, compared with $176.8 million

US LEC Announces Second Quarter 2005 Results

July 28, 2005
for the six months ended June 30, 2004. For the six months ended June 30, 2005, end customer revenue increased 18% to $160.5 million from $136.2 million in the same period of 2004. The net loss attributable to common stockholders was ($17.9) million, or ($0.59) per share on 30.3 million weighted average shares outstanding for the six months ended June 30, 2005, compared with net loss attributable to common stockholders of ($12.3) million, or ($0.41) per share on 29.8 million weighted average shares outstanding for the six months ended June 30, 2004. EBITDA for the six months ended June 30, 2005, was $24.0 million compared with $24.3 million in the first six months of 2004.
     Commenting on the Company’s second quarter 2005 results, Aaron D. Cowell, president and chief executive officer of US LEC, said, “We are pleased with US LEC’s continuing progress. Solid customer growth, strong monthly retention and continued efforts to keep our network as efficient as possible helped us to achieve greater than 64% incremental end customer gross margins on a year over year basis. In addition, during the second quarter we surpassed the 24,000 customer milestone while maintaining our industry leading 99% monthly customer retention rate. We continue to believe this to be one of the best retention rates in the industry and reflects US LEC’s strong focus on customer service. Notably, we also achieved 28% and 20% growth in active data and voice channels, respectively, over the same period last year. On the data customer front, we achieved the 17,000 data customer milestone and continue to expand our presence in this important business segment.
     On the product front, we now offer a secure data backup and recovery product and we expanded our enhanced IP product suite with the introduction of new capabilities for our Dynamic T product and our new MPLS VPN data networking product. We will expand our enhanced IP offerings throughout our footprint, and plan to offer MPLS VPN in most of our markets by year end. Initial customer response has been good, and we believe that our enhanced IP offerings will be well received by our target business customers. Finally, we welcome our new chief financial officer, Lyle Patrick, to the US LEC team. He brings a wealth of knowledge and industry experience to the Company and we know he will make a positive contribution to increasing stakeholder value,” added Cowell.
     J. Lyle Patrick, executive vice president and chief financial officer of US LEC, added, “During the quarter, US LEC achieved total revenue of $95.3 million and EBITDA of $12.2 million, while absorbing an $8.3 million year-over-year reduction in inter-carrier revenue. We are very pleased that end customer revenue increased by $12.0 million year-over-year to reach $81.4 million, and represented over 85% of total revenue in the quarter. At a productivity level, the US LEC team has continued to consistently improve its performance by increasing end customer revenue to $74,600 per employee from $65,900 per employee one year earlier. We believe that maintaining these strong growth levels validates the strength of US LEC’s business plan and our solid execution. We have also remained diligent in our efforts to tightly manage our expenses. End customer revenue increased by $2.3 million over the first quarter while SG&A increased by $700,000, approximately half of which was related to one-time marketing expenditures. Our balance sheet reflects a strong cash position of over $35.4 million after making an $8.1 million interest payment early in the second quarter. US LEC continues to focus on revenue growth, cost control and working capital improvements and we believe we are well positioned to leverage our strengths into tangible results for 2005.”
Conference Call Information
US LEC Corp. will hold a conference call to discuss this press release on July 28, 2005, at 1:00 p.m. EST. A live broadcast of the conference call will be available online at www.uslec.com, and www.fulldisclosure.com. To listen to the live call, visit either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on August 3, 2005 and replay via webcast will be available through August 28, 2005.
About US LEC
Based in Charlotte, NC, US LEC is a leading telecommunications carrier providing integrated voice, data and Internet services to medium and large businesses and enterprise organizations throughout 15 Eastern states

US LEC Announces Second Quarter 2005 Results

July 28, 2005
and the District of Columbia. US LEC services include local and long distance calling services, Voice over Internet Protocol (VoIP) service, advanced data services such as MPLS VPN, Frame Relay, Multi-Link Frame Relay and ATM, dedicated and dial-up Internet services, managed data solutions, data back-up and restoration, data center services and Web hosting. US LEC also offers selected voice services in 27 additional states and provides enhanced data services, selected Internet services and MegaPOP® (local dial-up Internet access for ISPs) nationwide. For more information about US LEC, visit www.uslec.com.
Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Caution Regarding Forward-Looking Statements and Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2004, and in subsequent reports, which are on file with the Securities and Exchange Commission.
US LEC is a registered service mark of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp. StarNet™, Fastnet (SM) and MegaPOP(R) are service marks of US LEC Corp.
-END-

US LEC Announces Second Quarter 2005 Results

July 28, 2005
US LEC Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue	$95,343	$91,633	$188,858	$176,820
Network Expenses (excluding depreciation and amortization shown below)	46,597	42,322	92,381	83,772
Depreciation and Amortization	12,638	11,822	25,569	24,307
Selling, General and Administrative Expenses	36,590	36,371	72,457	68,788

Income/(Loss) from Operations	(482)	1,118	(1,549)	(47)

Net Interest Expense	4,279	2,276	7,991	4,428

Net Loss	(4,761)	(1,158)	(9,540)	(4,475)

Preferred Stock Dividends	(4,033)	(3,800)	(8,007)	(7,544)
Preferred Stock Accretion of Issuance Costs	(155)	(146)	(307)	(289)

Net Loss Attributable to Common Stockholders	$(8,949)	$(5,104)	$(17,854)	$(12,308)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.30)	$(0.17)	$(0.59)	$(0.41)

Weighted Average Number of Shares Outstanding
Basic and Diluted	30,295	29,853	30,291	29,802

EBITDA consists of earnings (loss) before interest income and expense, income taxes, depreciation and amortization. EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes EBITDA is a useful measure of the Company’s liquidity and is used by investors and analysts to evaluate companies in our industry. EBITDA is reconciled to net cash provided by operating activities as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Income/(Loss) from Operations	$(482)	$1,118	$(1,549)	$(47)
Depreciation and Amortization	12,638	11,822	25,569	24,307

EBITDA	12,156	12,940	24,020	24,260

Changes in Working Capital	(9,471)	(4,676)	(11,541)	(6,845)
Net Interest Expense	(4,279)	(2,276)	(7,991)	(4,428)
Miscellaneous Other	(95)	169	(219)	44

Net Cash Provided by Operating Activities	$(1,689)	$6,157	$4,269	$13,031

US LEC Announces Second Quarter 2005 Results

July 28, 2005
US LEC Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, Except Per Share Data)
(Unaudited)

	June 30,	December 31,
	2005	2004
Assets

Cash and cash equivalents	$35,464	$48,232
Restricted cash	169	169
Accounts receivable, net	66,618	60,745
Property and equipment, net	148,756	158,617
Deferred income taxes	5,593	1,507
Other assets	26,803	29,041

Total Assets	$283,403	$298,311

Liabilities and Stockholders’ Deficiency

Accounts payable	$15,101	$21,466
Notes Payable	—	980
Deferred revenue	13,177	13,573
Accrued network costs	25,981	28,730
Accrued expenses	27,416	26,913
Deferred income taxes	5,593	1,507
Long-term debt	149,363	149,288

Total Liabilities	236,631	242,457

Series A Redeemable Convertible Preferred Stock	269,472	261,158

STOCKHOLDERS’ DEFICIENCY
Common Stock — Class A	305	303
Additional paid-in capital	92,824	92,368
Accumulated Deficit	(315,829)	(297,975)

Total Stockholders’ Deficiency	(222,700)	(205,304)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficiency	$283,403	$298,311

US LEC Announces Second Quarter 2005 Results

July 28, 2005
US LEC Corp. and Subsidiaries
Quarterly Statistical Highlights
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2005	2005	2004	2004	2004
Revenue (in 000s):
End Customer Revenue
Voice Monthly Recurring Charges	$39,515	$37,836	$37,044	$36,628	$35,414
Data Monthly Recurring Charges	29,476	28,391	26,062	23,449	22,132
Long Distance	12,421	12,892	11,709	12,876	11,879

	81,412	79,119	74,815	72,953	69,425
Percent of Total Revenue	85%	85%	81%	84%	76%
Carrier Charges
Carrier Access	8,826	8,994	12,345	8,702	15,183
Reciprocal Compensation	2,165	2,296	2,134	2,175	4,105

	10,991	11,290	14,479	10,877	19,288
Percent of Total Revenue	12%	12%	16%	12%	21%
Other Revenue (1)	2,940	3,107	2,806	3,432	2,920
Percent of Total Revenue	3%	3%	3%	4%	3%

Total Revenue	$95,343	$93,516	$92,100	$87,262	$91,633

Customers (2):
Total Customers	37,998	38,071	38,273	36,672	36,045
Business Class Customers	24,213	23,420	22,324	20,631	19,397
Business Class Customers Purchasing Data Services	17,101	14,007	13,294	12,048	11,037
Shared Hosting/Dial Up Customers	13,785	14,651	15,949	16,041	16,648
Active Channels (3):
Voice	460,185	439,032	426,422	404,169	381,905
Data	348,357	327,153	303,802	284,830	273,009

Total active channels	808,542	766,185	730,224	688,999	654,914

Statistical Data:
Central Offices	27	27	27	27	27
Number of employees	1,092	1,078	1,065	1,034	1,054
Number of sales and sales support employees	476	471	460	451	458
End Customer Revenue/Employee (in 000s)	$74.6	$73.4	$70.2	$70.6	$65.9
(1) Other revenue is derived from wholesale customers, installation revenue and other miscellaneous sources.
(2) Net of the following adjustments: a 307 decrease in business class customers and a 1,611 increase in data customers in the second quarter of 2005 as a result of billing improvements to better identify customers by their service location rather than their billing location.
(3) Shared hosting and Dial-Up Internet Access are not included in Active Channels.